UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 2, 2006

RASER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

UTAH	001-32661	87-0638510
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:

(801) 765-1200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Raser Technologies, Inc. (“the Registrant”) and Amp Resources, LLC (“Amp”) have reached a settlement (the “Settlement”) for the resolution of their dispute over the proposed acquisition of Amp by the Registrant (the “Proposed Merger”). In connection with the Settlement, the following agreements were executed on September 2, 2006: (i) a License and Sublicense Agreement (the “License Agreement”) between Raser – Power Systems, LLC (a subsidiary of the Registrant, “Raser Sub”) and Recurrent Engineering, L.L.C. (“Recurrent Engineering”), (ii) a Guaranty (the “Guaranty”) between the Registrant and Recurrent Engineering, (iii) an unsecured non-negotiable Promissory Note (the “Promissory Note”) payable by Amp to the Registrant, (iv) a First Amendment to Intercreditor and Subordination Agreement (the “Intercreditor Agreement Amendment”) between Highland Capital Partners VI Limited Partnership, Highland Subfund VI-Amp Limited Partnership, Highland Entrepreneurs’ Fund VI Limited Partnership (collectively, “Highland Capital Partners”), SC/AR, LLC, Amp Capital Partners, LLC (“Amp Capital”) and the Registrant and (v) a Termination Agreement and Mutual General Release (the “Termination Agreement”) between the Registrant, Power Acquisition Corp. (“Merger Sub”), Amp, Amp Capital, John H. Stevens, as Amp equityholder representative, Highland Capital Partners and Sorenson Capital Partners, L.P.

Under the terms of the License Agreement, Raser Sub, a newly-formed subsidiary of the Registrant, has received a non-exclusive, global (excluding New Zealand, South Africa, Canada and Australia) royalty-bearing license (with limited sublicense rights) for certain patents, pending patents and technical information, licensed and owned by Amp, related to heat transfer technologies including geothermal, waste heat recovery, and bottom cycling applications (the “Licensed Rights”). Unless previously terminated due to a breach of the Termination Agreement or failure to achieve certain performance milestones, the term of the License Agreement is coterminous with the last to expire licensed patent. Under the Guaranty, the Registrant will guarantee Raser Sub’s payment and performance obligations under the license. Pursuant to the terms of the Intercreditor Amendment, a portion of the debt evidenced by the Promissory Note, $863,901.60, is deemed to be senior to certain debt owing to Amp Capital, and the balance of the Promissory Note is pari-passu with other debt owing to Amp Capital. All debt covered by the Promissory Note is subordinated to debt owing to certain other creditors of Amp. In addition, Amp executed the Promissory Note, requiring the repayment of the $5,547,552 debt due to the Registrant, together with interest accuring at a rate of 10% per annum, upon the earliest to occur of: (i) May 1, 2007, (ii) sale by Amp to a non-affiliated third party of any of the four geothermal projects currently under development by Amp or its affiliates (the “Geothermal Projects”), (iii) assignment or sale of power purchase contracts to a non-affiliate of Amp (excluding the Registrant or any holder of the Promissory Note) covering any or all of the Geothermal Projects, (iv) acquisition of construction financing for two or more of the Geothermal Projects or (v) the consummation of non-bridge, corporate-level financing or refinancing of Amp by one or more third parties that are not currently affiliated with Amp. The Promissory Note contains customary events of default.

Under the terms of the Termination Agreement, the Registrant agreed, as a restriction on the Licensed Rights, not to compete for a period of 12 months with specified Amp relationships involving the Licensed Rights. In addition, both parties agreed to grant mutual waivers and general releases of claims related to the Proposed Merger, and to terminate the Merger Agreement (as defined in Item 1.02 below) pursuant to its terms. The Registrant also dismissed the Lawsuit (as defined in Item 1.02 below) with prejudice. The Registrant also obtained the right to utilize Amp’s engineering services at standard rates, to facilitate the construction of any project incorporating the Licensed Rights.

Item 1.02. Termination of a Material Definitive Agreement

On January 19, 2006, the Registrant and Amp entered into an Agreement and Plan of Acquisition, dated January 19, 2006 (the “Merger Agreement”), among the Registrant, Amp, Merger Sub and John H. Stevens, as Amp equityholder representative, which contemplated the Proposed Merger. As disclosed in Item 1.01 above, on September 2, 2006, as part of the Settlement and pursuant to the terms of the Termination Agreement, Raser and Amp agreed to terminate the Merger Agreement.

Under the terms of the Merger Agreement, following the effective time of the Proposed Merger: (i) the equityholders of Amp would have received, in exchange for their membership interests, approximately $30 million in cash in the aggregate and up to 10 million shares of the Registrant’s common stock in the aggregate, (ii) all outstanding options to purchase securities of Amp would have been assumed by the Registrant and have been exercisable for an equivalent number of securities of the Registrant pursuant to the terms of the Merger Agreement, and (iii) the Registrant would have assumed indebtedness of Amp in the aggregate amount of $58 million (plus accruing interest thereon), consisting of $20 million owed to Amp Capital, LLC and $38 million relating to Amp’s existing redemption obligations with respect to certain of its members.

On June 16, 2006, Amp purported to terminate the Merger Agreement. On August 29, 2006, the Registrant filed suit against Amp and related parties in the Third Judicial District Court, Salt Lake County, Utah, claiming breach of the Merger Agreement and related causes of action (the “Lawsuit”). As part of the Settlement, the Lawsuit was dismissed with prejudice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2006

Raser Technologies, Inc.

By:	/s/ William Dwyer
Name:	William Dwyer
Title:	Chief Financial Officer